Exhibit 23.1

                         Consent of Independent Auditors

The Board of Directors and Stockholders
Bionx Implants, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-33541) on Form S-8 of Bionx Implants, Inc. of our report dated February 2, 1998, relating to the consolidated balance sheets of Bionx Implants, Inc. and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of Bionx Implants, Inc.


                                                          KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
March 30, 1998